Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Resumed its Quarterly Cash Dividend Program, Declaring a Cash Dividend of $0.1125 per Share on the Company’s Common Stock

Continued to Tightly Manage Costs and Inventory Position to Mitigate the Impact of the COVID-19 Crisis

Q2 Fiscal 2021 Revenues Decreased 42% to $399 Million; Decreased 41% in Constant Currency Driven by COVID-19 Related Store Closures and Lower Demand

Q2 Fiscal 2021 GAAP Loss per Share of $0.31, Compared to GAAP EPS of $0.35 in Q2 Fiscal 2020; Q2 Fiscal 2021 Adjusted Loss per Share of $0.01, Compared to Adjusted EPS of $0.38 in Q2 Fiscal 2020

LOS ANGELES, September 2, 2020 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 1, 2020.

Carlos Alberini, Chief Executive Officer, commented, “The COVID-19 crisis continued to impact our business in the second quarter. We remained focused on managing what was in our control including reducing costs and optimizing inventory management and the use of capital. I believe that our efforts paid off, as we minimized our losses in spite of a 42% decrease in our revenues. We increased product margins, ended the period with inventories down 13% compared to last year and finished the quarter with a strong balance sheet and ample liquidity. I am proud to say that our teams around the world rose to the challenges imposed by the crisis in an extraordinary way and the results we achieved demonstrate their strong leadership, relentless hard work and amazing dedication to our customers and our Company.”

Mr. Alberini continued, “We are well positioned for the second half of the year. I am very excited about our product offering and our marketing plan for the Holiday season. I strongly believe our customers will see a significant elevation of the Guess brand this season and into the future.”

Mr. Alberini concluded, “Overall, the crisis inspired our team to think differently, to challenge every aspect of the business and to architect a simpler, more efficient, capital-light and flexible model. We are building a business that will be better positioned to compete in the future and gain market share globally. We have an incredible brand with a true global reach and presence in more than 100 countries. I believe that companies that adapt their business models to actively embrace new consumer preferences placing the customer at the center of everything they do will gain share and overcome the crisis faster. We fully expect to be one of those companies. We have a strong team which is even more excited about our future today than I have seen it since I came back to Guess.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease terminations, (iii) certain professional service and legal fees and related (credits) costs, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related tax effects of the foregoing items as well as adjustments to uncertain tax positions excluded from results in prior years and (vii) certain discrete tax adjustments, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

COVID-19 Second Quarter Business Update

The coronavirus (or “COVID-19”) pandemic has had and is continuing to have a material impact on the Company’s financial performance. During the second quarter of fiscal 2021, the Company continued to experience lower net revenue compared to the same prior-year period as it remained challenged by store closures within the quarter and lower demand. The Company partially offset these revenue declines by reducing its SG&A expenses for the quarter through expense savings, both one-time, such as furloughs and temporary salary reductions, and permanent, such as headcount reductions and lower discretionary spending. The Company also paid back a significant portion of its previously drawn down credit facilities and reinstated salaries that had been temporarily reduced. During the second quarter of fiscal 2021, the Company gradually reopened most of its global fleet of brick-and-mortar stores resulting in stores being closed for approximately 30% of the days in the quarter. As of August 1, 2020 approximately 95% of our stores were open, with the majority of closed stores located primarily within interior malls in California.

Second Quarter Fiscal 2021 Results

For the second quarter of fiscal 2021, the Company recorded GAAP net loss of $20.4 million, compared to GAAP net earnings of $25.3 million for the second quarter of fiscal 2020. GAAP diluted loss per share was $0.31 for the second quarter of fiscal 2021, compared to GAAP diluted earnings per share of $0.35 for the same prior-year quarter. The Company estimates that its share buybacks had a negative impact of $0.03 on GAAP diluted loss per share and currency had a positive impact of $0.03 on diluted loss per share in the second quarter of fiscal 2021.

For the second quarter of fiscal 2021, the Company’s adjusted net loss was $0.6 million, compared to adjusted net earnings of $27.4 million for the second quarter of fiscal 2020. Adjusted diluted loss per share was $0.01, compared to adjusted diluted earnings per share of $0.38 for the same prior-year quarter. The Company estimates that its share buybacks had a minimal impact on adjusted diluted loss per share in the second quarter of fiscal 2021.

Net Revenue. Total net revenue for the second quarter of fiscal 2021 decreased 41.7% to $398.5 million, compared to $683.2 million in the same prior-year quarter. In constant currency, net revenue decreased by 41.2%.

•	Americas Retail revenues decreased 44.7% in U.S. dollars and 44.1% in constant currency.

•	Americas Wholesale revenues decreased 51.6% in U.S. dollars and 48.7% in constant currency.

•	Europe revenues decreased 39.5% in U.S. dollars and 39.6% in constant currency.

•	Asia revenues decreased 39.7% in U.S. dollars and 38.7% in constant currency.

•	Licensing revenues decreased 34.5% in U.S. dollars.
Earnings (Loss) from Operations. GAAP loss from operations for the second quarter of fiscal 2021 was $14.3 million (including $12.0 million in non-cash impairment charges taken on certain long-lived store related assets and a $0.5 million favorable currency translation impact), compared to GAAP earnings from operations of $46.0 million in the same prior-year quarter. GAAP operating margin in the second quarter decreased 10.3% to negative 3.6%, from 6.7% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations. The negative impact of currency on operating margin for the quarter was approximately 40 basis points.

For the second quarter of fiscal 2021, adjusted operating loss was $0.9 million, compared to adjusted earnings from operations of $47.9 million in the same prior-year quarter. Adjusted operating margin decreased 720 basis points to negative 0.2%, from 7.0% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations.

•
Operating margin for the Company’s Americas Retail segment decreased 730 basis points to negative 4.3% in the second quarter of fiscal 2021, from 3.0% in the same prior-year quarter, driven primarily by the deleverage impact of temporary store closures and lower traffic as a result of the COVID-19 pandemic.

•
Operating margin for the Company’s Americas Wholesale segment decreased 11.8% to 8.3% in the second quarter of fiscal 2021, from 20.1% in the same prior-year quarter, due mainly to the negative impact from the COVID-19 pandemic which resulted in overall deleveraging of expenses.

•
Operating margin for the Company’s Europe segment decreased 510 basis points to 10.1% in the second quarter of fiscal 2021, from 15.2% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to lower revenue as a result of the COVID-19 pandemic.

•
Operating margin for the Company’s Asia segment decreased 90 basis points to negative 6.7% in the second quarter of fiscal 2021, from negative 5.8% in the same prior-year quarter, due mainly to the negative impact from the COVID-19 pandemic which resulted in overall deleveraging of expenses, partially offset by the favorable impact from business mix.

•	Operating margin for the Company’s Licensing segment increased 11.0% to 94.8% in the second quarter of fiscal 2021, compared to 83.8% in the same prior-year quarter.
Other income, net, was $5.5 million for the second quarter of fiscal 2021, compared to other expense, net, of $6.4 million in the same prior-year quarter. The change was driven primarily by market volatility which resulted in net unrealized gains on the translation of foreign currency balances and net unrealized gains on our SERP-related assets, compared to net unrealized losses in the same prior-year quarter. This was partially offset by net mark-to-market losses on the revaluation of foreign exchange currency contracts, compared to gains in the same prior-year quarter.
Six-Month Period Results

For the six months ended August 1, 2020, the Company recorded GAAP net loss of $178.0 million, compared to GAAP net earnings of $3.9 million for the six months ended August 3, 2019. GAAP diluted loss per share was $2.72 for the six months ended August 1, 2020, compared to GAAP earnings per share of $0.05 during the same prior-year period. The Company estimates that its share buybacks and its prior year convertible notes transaction had a net negative impact of $0.45 on GAAP diluted loss per share and currency had a negative impact of $0.06 on diluted loss per share for the six months ended August 1, 2020.
For the six months ended August 1, 2020, the Company recorded adjusted net loss of $119.6 million, compared to adjusted net earnings of $7.8 million for the six months ended August 3, 2019. Adjusted diluted loss per share was $1.83, compared to adjusted earnings per share of $0.10 during the same prior-year period. The Company estimates that its share buybacks and its prior year convertible notes transaction had a net negative impact of $0.29 on adjusted diluted loss per share during the six months ended August 1, 2020.

Net Revenue. Total net revenue for the first six months of fiscal 2021 decreased 46.0% to $658.8 million, compared to $1.22 billion in the same prior-year period. In constant currency, net revenue decreased by 45.1%.

•	Americas Retail revenues decreased 50.8% in U.S. dollars and 50.3% in constant currency.

•	Americas Wholesale revenues decreased 47.6% in U.S. dollars and 45.1% in constant currency.

•	Europe revenues decreased 43.3% in U.S. dollars and 42.5% in constant currency.

•	Asia revenues decreased 46.2% in U.S. dollars and 44.7% in constant currency.

•	Licensing revenues decreased 32.9% in U.S. dollars.
Earnings (Loss) from Operations. GAAP loss from operations for the first six months of fiscal 2021 was $176.8 million (including $64.9 million in non-cash impairment charges taken on certain long-lived store related assets and a $5.1 million favorable currency translation impact), compared to GAAP earnings from operations of $21.5 million in the same prior-year period. GAAP operating margin in the first six months of fiscal 2021 decreased 28.6% to negative 26.8%, compared to 1.8% in the same prior-year period, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations and higher asset impairment charges. The negative impact of currency on operating margin for the first six months of fiscal 2021 was approximately 10 basis points.

For the six months ended August 1, 2020, adjusted operating loss was $109.5 million, compared to adjusted earnings from operations of $25.5 million for the six months ended August 3, 2019. Adjusted operating margin decreased 18.7% to negative 16.6% for the six months ended August 1, 2020, from 2.1% in the same prior-year period, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations.

•
Operating margin for the Company’s Americas Retail segment decreased 23.5% to negative 22.4% in the first six months of fiscal 2021, from 1.1% in the same prior-year period, driven primarily by the deleverage impact of temporary store closures and lower traffic as a result of the COVID-19 pandemic.

•
Operating margin for the Company’s Americas Wholesale segment decreased 11.2% to 7.2% in the first six months of fiscal 2021, from 18.4% in the same prior-year period, due mainly to the negative impact from the COVID-19 pandemic which resulted in overall deleveraging of expenses.

•
Operating margin for the Company’s Europe segment decreased 14.0% to negative 7.6% in the first six months of fiscal 2021, from 6.4% in the same prior-year period, driven primarily by overall deleveraging of expenses due to lower revenue as a result of the COVID-19 pandemic.

•
Operating margin for the Company’s Asia segment decreased 24.2% to negative 28.9% in the first six months of fiscal 2021, from negative 4.7% in the same prior-year period, due mainly to the negative impact from the COVID-19 pandemic which resulted in significantly higher inventory reserves and overall deleveraging of expenses.

•	Operating margin for the Company’s Licensing segment decreased 10 basis points to 86.1% in the first six months of fiscal 2021, from 86.2% in the same prior-year period.

Other expense, net, was $14.0 million for the first six months of fiscal 2021, compared to $4.3 million in the same prior-year period. The change was due primarily to net mark-to-market losses on revaluation of foreign exchange currency contracts, compared to gains in the same prior-year period. During the first six months of fiscal 2021, market volatility also resulted in higher unrealized losses on the translation of foreign currency balances and lower net unrealized gains on our SERP-related assets, compared to the same prior-year period.
Outlook

Given the current circumstances regarding the COVID-19 crisis and its uncertain impact on our operations, we are not providing detailed guidance for the third quarter ending October 31, 2020 or the full fiscal year ending January 30, 2021. Based on current trends, we expect revenues for the third and fourth quarters of fiscal 2021 to decrease in the mid-teens range.

Dividend and Share Repurchases

The Company’s Board of Directors has approved the resumption of its quarterly cash dividend program, declaring a cash dividend of $0.1125 per share on the Company’s common stock. The Board also decided not to declare any cash dividends for the prior two quarters. The dividend will be payable on October 2, 2020 to shareholders of record as of the close of business on September 16, 2020. In addition, during the second quarter of fiscal 2021, the Company invested approximately $39 million to repurchase four million shares of its common stock to return value to its shareholders.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and six months ended August 1, 2020, the adjusted results exclude the impact of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease terminations, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as certain discrete tax adjustments, where applicable. For the three and six months ended August 3, 2019, the adjusted results exclude the impact of certain professional service and legal fees and related costs, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 8:00 am (ET) on September 2, 2020 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 1, 2020, the Company directly operated 1,084 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 538 additional retail stores worldwide. As of August 1, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s expectations, goals, future prospects, global cost reduction opportunities and profitability efforts, capital allocation plans, cash needs and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results, growth opportunities, earnings, and operating margins are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to successfully negotiate or defer our vendor obligations; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the transition period of the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments identified after issuance of this release; risk of future non-cash asset impairments, including goodwill, right of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations, including the upcoming U.S. election, may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 1, 2020		August 3, 2019		August 1, 2020		August 3, 2019
	$	%	$	%	$	%	$	%

Product sales	$386,392	97.0%	$664,678	97.3%	$633,709	96.2%	$1,182,551	96.9%
Net royalties	12,147	3.0%	18,542	2.7%	25,081	3.8%	37,360	3.1%
Net revenue	398,539	100.0%	683,220	100.0%	658,790	100.0%	1,219,911	100.0%

Cost of product sales	251,511	63.1%	417,554	61.1%	477,533	72.5%	772,296	63.3%

Gross profit	147,028	36.9%	265,666	38.9%	181,257	27.5%	447,615	36.7%

Selling, general and administrative expenses	150,293	37.7%	218,175	32.0%	293,581	44.5%	422,820	34.6%
Asset impairment charges	11,969	3.0%	1,504	0.2%	64,941	9.9%	3,279	0.3%
Net gains on lease terminations	(885)	(0.2%)	—	—%	(429)	(0.1%)	—	—%

Earnings (loss) from operations	(14,349)	(3.6%)	45,987	6.7%	(176,836)	(26.8%)	21,516	1.8%

Other income (expense):
Interest expense	(5,941)	(1.5%)	(4,951)	(0.7%)	(11,403)	(1.7%)	(6,210)	(0.5%)
Interest income	436	0.1%	313	0.0%	1,046	0.2%	674	0.1%
Other income (expense), net	5,548	1.4%	(6,355)	(0.9%)	(14,032)	(2.2%)	(4,284)	(0.4%)

Earnings (loss) before income tax expense (benefit)	(14,306)	(3.6%)	34,994	5.1%	(201,225)	(30.5%)	11,696	1.0%

Income tax expense (benefit)	6,386	1.6%	8,818	1.3%	(19,995)	(3.0%)	6,101	0.5%

Net earnings (loss)	(20,692)	(5.2%)	26,176	3.8%	(181,230)	(27.5%)	5,595	0.5%

Net earnings (loss) attributable to noncontrolling interests	(334)	(0.1%)	854	0.1%	(3,206)	(0.5%)	1,647	0.2%

Net earnings (loss) attributable to Guess?, Inc.	$(20,358)	(5.1%)	$25,322	3.7%	$(178,024)	(27.0%)	$3,948	0.3%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$(0.31)		$0.36		$(2.72)		$0.05
Diluted	$(0.31)		$0.35		$(2.72)		$0.05

Weighted average common shares outstanding attributable to common stockholders:
Basic	65,177		70,508		65,446		75,216
Diluted	65,177		71,356		65,446		76,155

Effective tax rate	(44.6)%		25.2%		9.9%		52.2%

Adjusted selling, general and administrative expenses[1]:	$147,937	37.1%	$217,770	31.9%	$290,762	44.1%	$422,143	34.6%

Adjusted earnings (loss) from operations[1]:	$(909)	(0.2%)	$47,896	7.0%	$(109,505)	(16.6%)	$25,472	2.1%

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$(639)	(0.2%)	$27,414	4.0%	$(119,552)	(18.1%)	$7,798	0.6%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$(0.01)		$0.38		$(1.83)		$0.10

Adjusted effective tax rate[1]:	156.2%		28.2%		4.6%		48.4%
______________________________________________________________________

[1]
The adjusted results for the three and six months ended August 1, 2020 reflect the exclusion of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease terminations, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as certain discrete tax adjustments, where applicable. The adjusted results for the three and six months ended August 3, 2019 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as adjustments to uncertain tax positions excluded from results in prior years, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense (benefit) for the three and six months ended August 1, 2020 and August 3, 2019.

	Three Months Ended		Six Months Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

Reported GAAP selling, general and administrative expenses	$150,293	$218,175	$293,581	$422,820
Certain professional service and legal fees and related credits (costs)[1]	151	(405)	(139)	(677)
Separation charges[2]	(2,507)	—	(2,680)	—

Adjusted selling, general and administrative expenses	$147,937	$217,770	$290,762	$422,143

Reported GAAP earnings (loss) from operations	$(14,349)	$45,987	$(176,836)	$21,516
Certain professional service and legal fees and related (credits) costs[1]	(151)	405	139	677
Separation charges[2]	2,507	—	2,680	—
Asset impairment charges[3]	11,969	1,504	64,941	3,279
Net gains on lease terminations[4]	(885)	—	(429)	—

Adjusted earnings (loss) from operations	$(909)	$47,896	$(109,505)	$25,472

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$(20,358)	$25,322	$(178,024)	$3,948
Certain professional service and legal fees and related (credits) costs[1]	(151)	405	139	677
Separation charges[2]	2,507	—	2,680	—
Asset impairment charges[3]	11,969	1,504	64,941	3,279
Net gains on lease terminations[4]	(885)	—	(429)	—
Amortization of debt discount[5]	2,598	2,449	5,197	2,662
Discrete tax adjustments[6]	8,061	—	170	—
Income tax impact from adjustments[7]	(4,380)	(2,266)	(14,226)	(2,768)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	19,719	2,092	58,472	3,850

Adjusted net earnings (loss) attributable to Guess?, Inc.	$(639)	$27,414	$(119,552)	$7,798

Reported GAAP income tax expense (benefit)	$6,386	$8,818	$(19,995)	$6,101
Discrete tax adjustments[6]	(8,061)	—	(170)	—
Income tax impact from adjustments[7]	4,380	2,266	14,226	2,768

Adjusted income tax expense (benefit)	$2,705	$11,084	$(5,939)	$8,869

Adjusted effective tax rate	156.2%	28.2%	4.6%	48.4%
______________________________________________________________________

[1]
During the three and six months ended August 1, 2020 and August 3, 2019, the Company recorded certain professional service and legal fees and related (credits) costs, which it otherwise would not have incurred as part of its business operations.

[2]
During the three months ended May 2, 2020, the Company recorded $0.2 million in separation-related charges mainly related to certain cash severance payments, partially offset by adjustments to non-cash stock-based compensation expense related to our former Chief Executive Officer resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after his departure. During the three months ended August 1, 2020, the Company recorded $2.5 million in separation-related charges mainly related to headcount reduction in response to the pandemic. There were no unusual separation charges recorded during the three and six months ended August 3, 2019.

[3]
During the three and six months ended August 1, 2020, the Company recognized asset impairment charges related primarily to impairment of certain operating lease right-of-use assets and impairment of property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic. During the three and six months ended August 3, 2019, the Company’s asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[4]	During the three and six months ended August 1, 2020, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements.

[5]
In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes.

[6]
During the three months ended May 2, 2020, the discrete tax adjustments related primarily to a tax benefit from a tax rate change due to net operating loss carrybacks, partially offset by the negative impact from a cumulative valuation allowance. The Company recognized a tax benefit of approximately $11.8 million from a tax rate change related to the ability to carryback net operating losses to tax years with a higher federal corporate tax rate as allowed under the CARES Act enacted in March 2020. This was partially offset by a valuation allowance of $3.7 million resulting from jurisdictions where there have been cumulative net operating losses, limiting the Company’s ability to consider other subjective evidence to continue to recognize the existing deferred tax assets. During the three months ended August 1, 2020, the Company recorded a discrete tax expense of $7.9 million related to improved forecasts for the current fiscal year which changes the estimate of the net operating losses that the Company can carryback to tax years with a higher federal corporate tax rate as allowed under the CARES Act.

[7]
The income tax effect of certain professional service and legal fees and related (credits) costs, separation charges, asset impairment charges, net gains on lease terminations and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax adjustment for the three and six months ended August 3, 2019 also included adjustments to uncertain tax positions excluded from results in prior years.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 1, 2020	August 3, 2019	% change	August 1, 2020	August 3, 2019	% change

Net revenue:
Americas Retail	$110,065	$198,966	(45%)	$184,649	$375,389	(51%)
Americas Wholesale	20,285	41,902	(52%)	46,160	88,107	(48%)
Europe	205,851	340,509	(40%)	312,324	550,564	(43%)
Asia	50,191	83,301	(40%)	90,576	168,491	(46%)
Licensing	12,147	18,542	(34%)	25,081	37,360	(33%)
Total net revenue	$398,539	$683,220	(42%)	$658,790	$1,219,911	(46%)

Earnings (loss) from operations:
Americas Retail	$(4,704)	$5,957	(179%)	$(41,377)	$4,145	(1,098%)
Americas Wholesale	1,688	8,422	(80%)	3,312	16,236	(80%)
Europe	20,795	51,594	(60%)	(23,611)	35,267	(167%)
Asia	(3,367)	(4,800)	30%	(26,144)	(8,003)	(227%)
Licensing	11,511	15,547	(26%)	21,605	32,191	(33%)
Total segment earnings (loss) from operations	25,923	76,720	(66%)	(66,215)	79,836	(183%)

Corporate overhead	(29,188)	(29,229)	(0%)	(46,109)	(55,041)	(16%)
Asset impairment charges	(11,969)	(1,504)	696%	(64,941)	(3,279)	1,881%
Net gains on lease terminations	885	—		429	—
Total earnings (loss) from operations	$(14,349)	$45,987	(131%)	$(176,836)	$21,516	(922%)

Operating margins:
Americas Retail	(4.3%)	3.0%		(22.4%)	1.1%
Americas Wholesale	8.3%	20.1%		7.2%	18.4%
Europe	10.1%	15.2%		(7.6%)	6.4%
Asia	(6.7%)	(5.8%)		(28.9%)	(4.7%)
Licensing	94.8%	83.8%		86.1%	86.2%

GAAP operating margin for total Company	(3.6%)	6.7%		(26.8%)	1.8%
Certain professional service and legal fees and related (credits) costs	(0.0%)	0.1%		0.0%	0.0%
Separation charges	0.6%	—%		0.4%	—%
Asset impairment charges	3.0%	0.2%		9.9%	0.3%
Net gains on lease terminations	(0.2%)	—%		(0.1%)	—%
Adjusted operating margin for total Company	(0.2%)	7.0%		(16.6%)	2.1%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	August 1, 2020			August 3, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$110,065	$1,154	$111,219	$198,966	(45%)	(44%)
Americas Wholesale	20,285	1,225	21,510	41,902	(52%)	(49%)
Europe	205,851	(51)	205,800	340,509	(40%)	(40%)
Asia	50,191	834	51,025	83,301	(40%)	(39%)
Licensing	12,147	—	12,147	18,542	(34%)	(34%)
Total net revenue	$398,539	$3,162	$401,701	$683,220	(42%)	(41%)

	Six Months Ended
	August 1, 2020			August 3, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$184,649	$1,748	$186,397	$375,389	(51%)	(50%)
Americas Wholesale	46,160	2,251	48,411	88,107	(48%)	(45%)
Europe	312,324	4,026	316,350	550,564	(43%)	(43%)
Asia	90,576	2,530	93,106	168,491	(46%)	(45%)
Licensing	25,081	—	25,081	37,360	(33%)	(33%)
Total net revenue	$658,790	$10,555	$669,345	$1,219,911	(46%)	(45%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 1, 2020	February 1, 2020	August 3, 2019

ASSETS

Cash and cash equivalents	$327,970	$284,613	$131,060

Receivables, net	246,471	327,281	292,985

Inventories	419,427	393,129	484,236

Other current assets	80,069	59,212	59,226

Property and equipment, net	240,081	288,112	302,906

Restricted cash	228	215	519

Operating lease right-of-use assets	766,853	851,990	900,062

Other assets	229,630	224,410	231,210

Total assets	$2,310,729	$2,428,962	$2,402,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$42,321	$9,490	$32,554

Current operating lease liabilities	235,749	192,066	213,912

Other current liabilities	452,410	436,857	426,886

Long-term debt and finance lease obligations	66,069	32,770	35,512

Convertible senior notes, net	252,988	247,363	242,055

Long-term operating lease liabilities	659,118	714,079	747,791

Other long-term liabilities	143,225	130,259	125,915

Redeemable and nonredeemable noncontrolling interests	20,581	26,364	22,707

Guess?, Inc. stockholders’ equity	438,268	639,714	554,872

Total liabilities and stockholders’ equity	$2,310,729	$2,428,962	$2,402,204

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 1, 2020	August 3, 2019

Net cash provided by (used in) operating activities	$40,685	$(22,957)

Net cash used in investing activities	(11,970)	(33,868)

Net cash provided by (used in) financing activities	13,585	(18,549)

Effect of exchange rates on cash, cash equivalents and restricted cash	1,070	(4,042)

Net change in cash, cash equivalents and restricted cash	43,370	(79,416)

Cash, cash equivalents and restricted cash at the beginning of the year	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the period	$328,198	$131,579

Supplemental information:

Depreciation and amortization	$32,250	$37,225

Total lease costs (excluding finance lease cost)	$147,058	$180,307

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	August 1, 2020	August 3, 2019

Net cash provided by (used in) operating activities	$40,685	$(22,957)

Less: Purchases of property and equipment	(10,099)	(34,551)

Less: Payments for property and equipment under finance leases	(1,859)	(1,202)

Free cash flow	$28,727	$(58,710)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of August 1, 2020
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	259	257	2	1	—	1
Canada	79	79	—	—	—	—
Central and South America	110	72	38	27	27	—

Total Americas	448	408	40	28	27	1

Europe and the Middle East	742	515	227	38	38	—
Asia and the Pacific	432	161	271	303	115	188

Total	1,622	1,084	538	369	180	189

	As of August 3, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	287	285	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	111	71	40	27	27	—

Total Americas	478	436	42	28	27	1

Europe and the Middle East	726	510	216	37	37	—
Asia and the Pacific	520	216	304	337	162	175

Total	1,724	1,162	562	402	226	176